EMPLOYMENT AGREEMENT

This Employment Agreement (as amended from time to time, this “Agreement”) is entered into this 14th day of April, 2009 by and among Westell Technologies, Inc, a Delaware corporation (the “Company”), Westell, Inc., an Illinois corporation (the “Operating Subsidiary”) and Brian S. Cooper (“Executive”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1.           EMPLOYMENT AND DUTIES. Effective April 20, 2009 (the “Effective Date”), the Company shall employ Executive to serve as Vice President and Chief Financial Officer of the Company and as Vice President and Chief Financial Officer of the Operating Subsidiary, during the Term (as such term is defined in Section 3). Executive accepts such employment as of the Effective Date on the terms and conditions set forth in this Agreement. Executive shall perform the duties of Vice President and Chief Financial Officer of the Company and of the Operating Subsidiary and shall perform such other duties consistent with such positions as may be assigned to Executive from time to time by the Chief Executive Officer of the Company or the Board of Directors of the Company or the Operating Subsidiary (individually a “Board,” and collectively, the “Boards”). Executive shall devote his best efforts and skills to the business and interests of the Company and the Operating Subsidiary on a full-time basis, provided, however, that, to the extent such activities do not adversely affect the performance of his responsibilities to the Company and the Operating Subsidiary hereunder, Executive may (i) manage his personal investments and participate in charitable and civic affairs and (ii) serve on the boards of directors of for-profit or non-profit corporations if approved by the Boards, such approval not to be unreasonably withheld. Executive shall at all times observe and abide by the Company’s and the Operating Subsidiary’s written policies and procedures as in effect from time to time.

At the request of either Board, Executive shall also serve as an officer and/or director of other companies in which they have a right to designate officers and/or directors, respectively.

Upon termination of Executive’s employment with the Company and the Operating Subsidiary for any reason, Executive shall promptly resign and shall be deemed to have resigned from all positions as officer and director of each of the Westell Companies and each other company as to which Executive has been serving as an officer or director at the request of the Boards.

SECTION 2.           COMPENSATION. In consideration of the services to be performed by Executive hereunder, Executive shall receive from the Operating Subsidiary the following compensation and benefits:

2.1     Base Salary. During the Term, Executive shall be paid a base salary by the Operating Subsidiary (the “Base Salary”) which shall be payable in installments consistent with the Operating Subsidiary’s payroll schedule. The Base Salary shall be at the rate of Two Hundred Seventy Thousand Dollars ($270,000) per year, subject to review each year during the Operating Subsidiary’s annual salary review. The Operating Subsidiary may, in its sole discretion, increase the Base Salary as a result of any such review. Executive’s Base Salary shall not be reduced without Executive’s consent.

2.2     Benefits. During the Term, Executive shall be provided with employee benefits commensurate with those made generally available to other employees and, in addition, vacation at the rate of four weeks per year which must be used in accordance with Operating Subsidiary policy. It is understood that the general benefits may change from time to time.

2.3     Bonuses. Executive shall be eligible to receive a discretionary bonus based upon the achievement of performance goals to be developed for each year by the Company’s Board and the Compensation Committee of the Company’s Board. Executive’s target bonus opportunity shall be 50% of Base Salary. Eligibility for all bonuses is subject to the Operating Subsidiary policy that the employee be employed on the “bonus payment date”, which for purposes hereof shall be the earlier of (a) the date such bonus is actually paid, or (b) May 1 of each year.

2.4	Options.

(a)       On the Effective Date, Executive shall receive from the Company Incentive Stock Options, intended to qualify as incentive stock options within the meaning of Section 422 of the Code, for 250,000 shares of Company Class A common stock under the Westell Technologies, Inc. 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”), vesting 25% (62,500 shares) on each annual anniversary of grant. A condition of vesting of each award is that Executive remains an employee of the Company on the applicable vesting date.

(b)       Executive shall be eligible to receive additional awards of options and other benefits under the 2004 Stock Incentive Plan as determined by the Compensation Committee of Company’s Board from time to time commencing April, 2010, it being understood that there is no commitment as to frequency or amount of any such awards.

SECTION 3.	TERM.

3.1     Commencement. The term of Executive’s employment hereunder shall commence on the Effective Date and continue until terminated in accordance with this Agreement. The term of Executive’s employment hereunder is referred to herein as the “Term.”

3.2     Termination for Cause. The Company may terminate Executive’s employment with the Company and the Operating Subsidiary for Cause at any time during the Term upon written notice specifying the cause for termination and the intended termination date, provided that Executive fails to reasonably address and remedy the circumstances constituting “Cause” within the applicable cure period, if any. Upon termination for Cause, Executive shall be entitled to receive solely the Base Salary, benefits and any bonus for which Executive was eligible as set forth in Sections 2.1, 2.2, and 2.3 respectively, through the effective date of such termination.

3.3       Termination by Company Without Cause; Severance in Connection with Change in Control.

(a)       The Company may terminate Executive’s employment with the Company and the Operating Subsidiary without Cause at any time during the Term upon written notice. Except as provided in paragraph (b) below, if the Company terminates Executive’s employment without Cause, Executive shall be entitled to receive solely the Base Salary, benefits and any bonus for which Executive was eligible as set forth in Sections 2.1, 2.2, and 2.3 respectively, through the effective date of such termination.

(b)       If the Company terminates Executive’s employment during the first two (2) years of the Term without Cause and such termination is concurrent with or following a Change in Control, Executive shall also be entitled to receive as severance an amount equal to nine (9) months Base Salary at the rate in effect for Executive as of the effective date of the termination, payable in regular installments at the time salary would have been payable, plus a pro rata portion of Executive’s target bonus approved by the Company Board’s Compensation Committee under Section 2.3 for the fiscal year in which termination occurs. Receipt of the severance benefit described in this paragraph is conditioned upon (i) Executive executing a release in the form attached as Exhibit A hereto within thirty (30) days after Executive’s termination, (ii) the expiration of any revocation period thereunder without revocation, and (iii) Executive’s continued adherence to the post termination covenants in this Agreement. Any pro-rated target bonus shall be payable by the next regular payroll date following the the expiration of the revocation period.

3.4       Termination by Executive for Good Reason Following Change in Control.

(a)       In the event that Good Reason Following Change in Control exists, Executive may resign from and terminate his employment with the Company and the Operating Subsidiary for Good Reason Following Change in Control by notifying the Company within ninety (90) days after the initial occurrence of the event constituting Good Reason Following Change in Control specifying in reasonable detail the basis for the Good Reason Following Change in Control and providing the Company with at least thirty (30) days to reasonably address and remedy the circumstances constituting “Good Reason Following Change in Control.” If the Company does not reasonably address and remedy the circumstances constituting Good Reason within the period granted by Executive, termination shall be effective ten (10) days following expiration of the Company’s cure period. If Executive resigns for Good Reason Following Change in Control in accordance with this Section 3.4 but in any event not later than one year following the initial occurrence of the event constituting Good Reason and within two years following the Effective Date, Executive shall be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of such termination, and in addition, Executive shall also be entitled to receive, as severance, an amount equal to nine (9) months Base Salary at the Base Salary rate in effect for Executive as of the effective date of the termination, payable in regular installments at the time salary would have been payable, plus a pro rata portion of Executive’s target bonus approved by the Company Board’s Compensation Committee under Section 2.3 for the fiscal year in which termination occurs. Receipt of the severance benefit described in this paragraph is conditioned upon (i) Executive executing a release in the form attached as Exhibit A hereto within thirty (30) days after Executive’s termination, (ii) the expiration of any revocation period thereunder without revocation, and (iii) Executive’s continued adherence to the post termination covenants in this Agreement. Any pro-rated target bonus shall be payable by the next regular payroll date following the the expiration of the revocation period.

3.5       Termination by Executive For Any Other Reason. Executive may resign from and terminate his employment with the Company and the Operating Subsidiary without Good Reason Following Change in Control at any time during the Term upon at least thirty (30) days prior written notice. Except as provided in Section 3.4, if Executive resigns from the Company, Executive shall be entitled to receive solely the Base Salary, benefits and any bonus for which Executive was eligible as set forth in Section 2.1, 2.2, and 2.3, respectively, through the effective date of such termination. In the event Executive resigns from the Company and the Operating Subsidiary at any time other than for Good Reason Following Change in Control, the Company shall have the right to make such resignation effective as of any date prior to the expiration of any required notice period.

3.6     Death. Executive’s employment with the Company and the Operating Subsidiary shall automatically be terminated upon Executive’s death, in which case Executive’s estate shall be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the date of Executive’s death.

3.7     Disability. Executive’s employment with the Company and the Operating Subsidiary shall automatically be terminated upon Executive’s Disability, in which case Executive shall be entitled to receive the Base Salary and benefits as set forth in Section 2.1 and Section 2.2, respectively, through the effective date of the termination.

3.8     Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 7.6 hereof. A “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances, if applicable, claimed to provide a basis for termination of Executive’s employment.

SECTION 4.	CERTAIN COVENANTS OF EXECUTIVE.
4.1	Confidential Information

(a)       Executive acknowledges that the information, observations and data obtained by him during the course of his employment by the Company concerning the Business and affairs of the Westell Companies or of third parties that the Westell Companies may be required to keep confidential (the “Westell Company Information”) are confidential and are the property of the Westell Companies or of such third parties. Executive hereby agrees that he shall not disclose to any unauthorized person or use for his own account or for the account of any third party any Westell Company Information without the Company’s prior written consent, unless and then only to the extent the Westell Company Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or failure to act. Executive shall use his best efforts to prevent the unauthorized misuse, espionage, loss or theft of the Westell Company Information. Executive further agrees to deliver to the Company at the termination of his employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the Business of the Westell Companies that Executive may then possess or have under his control.

4.2     No Competition. During the Term, and for one (1) year following termination of Executive’s employment by either the Executive or by Company and the Operating Subsidiary, provided that Executive is either entitled to receive severance under this Agreement or the Company elects to pay him the severance specified in Section 3.3 (even if the Executive would not otherwise be entitled), Executive agrees that he shall not, directly or indirectly, for himself, or for any Entity, without the prior written consent of the Board of Company through its Chairman (which may be given or denied in his sole discretion):

(a)       engage in or Participate In the Business or any other business that competes with, or develops or offers products or services competitive with the products or services of the Business, from Illinois or any state or country in which the Westell Companies have Business or customers, or have solicited customers; or

(b)       engage in or Participate In the Business or any other business that competes with, or develops or offers products or services competitive with the products or services of the Business, from any other location throughout the world; or

(c)       call upon, solicit, serve, or accept business, from any customer or prospective customer (wherever located) of the Westell Companies for the purpose of selling products or services competitive with the products or services of the Business; or

(d)       interfere with any business relationship of the Westell Companies, with any of their customers or prospective customers or induce any such customers or prospective customers to discontinue or reduce their relationship with the Westell Companies.

To the extent that Executive is employed by or consults for an entity which is a subsidiary, division or other affiliate of a larger business enterprise, the determination as to whether the employment violates this Section 4.2 shall be made solely by reference to the business activities conducted by the particular subsidiary, division or affiliate by which Executive becomes employed or serves as consultant.

4.3     No Solicitation. Whether or not Executive is entitled to severance pay, Executive shall not, for twelve (12) months following any termination: (i) induce or attempt to induce any person who is employed by the Westell Companies in any capacity to leave such person’s position, or in any way interfere with the relationship between the Westell Companies and such person, or (ii) hire directly or through another entity, in any capacity, any person who was employed by the Westell Companies within twelve (12) months prior to termination of Executive’s employment or during the twelve (12)

months after termination, unless and until such person has been separated from employment with the Westell Companies for at least six (6) months.

4.4     Inventions. Any methodologies, inventions, improvements, discoveries, processes, programs or systems developed or discovered by the Executive, whether during working hours or by using the Westell Companies’ facilities, equipment or trade secrets, shall be the sole and exclusive property of the Operating Subsidiary. The Executive shall, upon reasonable request by the Company, execute and deliver such assignments and other documents necessary to vest, at the Company’s sole expense, all right, title and interest in any discovery or development in the Operating Subsidiary. The Westell Companies may, upon prior notice to the Executive and without any fee, film, videotape, photograph and record the Executive’s voice and likeness, and may utilize the Executive’s name and likeness, in connection with the promotion of the Westell Companies during employment upon prior notice. The Operating Subsidiary shall own all rights in any such film, videotape, photograph or record of the Executive’s voice and likeness for such use. The Executive acknowledges receipt of the notice provided by the Operating Subsidiary pursuant to the Employee Patent Act (765 Illinois Compiled Statutes, Act 1060), reproduced here:

NOTICE TO EMPLOYEE

This is to notify you that pursuant to the Employee Patent Act (765 Illinois Compiled Statutes, Act 1060), the provisions of this Agreement regarding the assignment of your rights in discoveries and inventions to the Operating Subsidiary DOES NOT APPLY to an invention for which no equipment, supplies, facilities or trade secret information of the Westell Companies was used and which was developed entirely on your own time, unless (a) the invention relates (i) to the business of the Westell Companies or (ii) to the Westell Companies’ actual or demonstrably anticipated research or development, or (b) the invention results from or is the product of any work performed by you for the Westell Companies in the scope of your efforts on behalf of the Company.

4.5     Reasonable Scope and Duration. Executive acknowledges that the restrictions in this Section 4 are reasonable in scope, are necessary to protect the trade secrets and other confidential and proprietary information of the Westell Companies, that the benefits provided hereunder are full and fair compensation for these covenants and that these covenants do not impair Executive’s ability to be employed in other areas of his expertise and experience. Specifically, Executive acknowledges the reasonableness of the international scope of these covenants by reason of the international customer base and prospective customer base and activities of the Westell Companies, the widespread domestic and international scope of Executive’s contacts created during his employment with the Westell Companies, the domestic and international scope of Executive’s responsibilities with the Westell Companies and his access to marketing strategies of the Westell Companies. Notwithstanding the foregoing, if any court determines that any of the terms herein are unreasonable or unenforceable, such court may interpret, alter, amend or modify any or all of such terms to include as much of the scope, time period and intent as will render such restrictions enforceable, and then in such reduced form, enforce such terms. In the event of Executive’s breach of any covenant in this Section 4, the term of the covenant shall be extended for a period equal to the period that the breach continues.

4.6     Equitable Relief. Executive agrees that any violation by Executive of any covenant in this Section 4 may cause such damage to the Company as will be serious and irreparable and the exact amount of which will be difficult to ascertain, and for that reason, Executive agrees that the Company shall be entitled, as a matter of right, to a temporary, preliminary and/or permanent injunction and/or other injunctive relief, ex parte or otherwise, from any court of competent jurisdiction, restraining any further violations by Executive. Such injunctive relief shall be in addition to and in no way in limitation of, any and all other remedies the Company shall have in law and equity for the enforcement of such covenants and provisions.

SECTION 5.           REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF EXECUTIVE. Executive represents and warrants to the Company that (i) the performance of this Agreement will not breach any agreement or obligation by which Executive is bound to keep in confidence proprietary information acquired by Executive or in confidence or in trust prior to employment by the Company or any other agreement to which Executive is a party or is bound, and (ii) he has not taken and does not have in his possession or control any confidential information or property relating to any former employer. Executive agrees that he will not use confidential information or property of any other employer while employed by the Company.

SECTION 6.           DEFINITIONS. For the purposes of this Agreement, the following terms shall have the meanings indicated:

(a)       “Business” means the design, development, manufacture and sale of DSL modem, broadband products and telco access products and related services of the Westell Companies as they exist or are being developed on the Effective Date, extensions of those products and services during Executive’s employment and new products and services commenced or in development during his employment.

(b)       “Cause” shall mean (i) the failure by Executive to comply with a particular directive or request from the Board of either the Company or the Operating Subsidiary regarding a matter material to either company, and the failure thereafter by Executive to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances) following Executive’s receipt of written notice from such Board confirming Executive’s noncompliance; (ii) the taking of an action by Executive regarding a matter material to either the Company or the Operating Subsidiary, which action Executive knew at the time the action was taken to be specifically contrary to a particular directive or request from the Board of either the Company or the Operating Subsidiary, (iii) the failure by Executive to comply with the written policies of the Company or the Operating Subsidiary regarding a matter material to the Company or the Operating Subsidiary, including expenditure authority, and the failure thereafter by Executive to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances) following Executive’s receipt of written notice from such Board confirming Executive’s noncompliance, but such opportunity to cure shall not apply if the failure is not curable; (iv) Executive’s engaging in willful, reckless or grossly negligent conduct or misconduct which, in the good faith determination of the Company’s Board or the Operating Subsidiary’s Board, is materially injurious to the Company, the Operating Subsidiary, or one or more of the other Westell Companies, monetarily or otherwise; (v) the aiding or abetting a competitor or other breach by the Executive of his fiduciary duties to the Company, the Operating Subsidiary or any other of the Westell Companies for which he serves as officer or director; (vi) a material breach by Executive of his obligations of confidentiality or nondisclosure or (if applicable) any breach of Executive’s obligations of noncompetition or nonsolicitation under this Agreement; (vii) the use or knowing possession by Executive of illegal drugs on the premises of any of the Westell Companies; or (viii) Executive is convicted of, or pleads guilty or no contest to, a felony or a crime involving moral turpitude.

(c)        “Code” shall mean the Internal Revenue Code of 1986, as amended, including any valid regulation or other applicable authorities promulgated thereunder.

(d)       “Disability” shall mean in the case of Executive, the condition of being mentally and/or physically disabled such that Executive shall be eligible to receive benefits either under a long term disability insurance plan maintained by the Operating Subsidiary or under the Social Security disability program.

(e)       “Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(i)    the consummation of the purchase by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the United States Securities Exchange Act of 1934, as amended, of ownership of shares representing more than 50% of the combined voting power of the Company’s voting securities entitled to vote generally (determined after giving effect to the purchase);

(ii)   a reorganization, merger or consolidation of the Company, in each case, with respect to which persons who were shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own 50% or more of the combined voting power entitled to vote generally of the Company or the surviving or resulting entity (as the case may be);

(iii)  a sale of all or substantially all of the Company’s assets, except that a Change in Control shall not exist under this clause (iii) if the Company or persons who were shareholders of the Company immediately prior to such sale continue to collectively own 50% of more of the combined voting power entitled to vote generally of the acquirer.

(f)        “Entity” means any business, whether a corporation, partnership, sole proprietorship, limited liability company, joint venture or other entity.

(g)       “Exchange Act” means the Securities Exchange Act of 1934, as amended, including any valid regulation or other applicable authorities promulgated thereunder.

(h)       “Good Reason Following Change in Control” shall mean that concurrent with or within twelve months following a Change of Control, Executive’s base salary is materially reduced without the Executive’s written approval, or Executive’s primary duties and responsibilities as Chief Financial Officer of the Company and the Operating Subsidiary are materially reduced or modified in such a way as to be qualitatively beneath the duties and responsibilities befitting of the Chief Financial Officer of a company of comparable size in the Company’s business in the United States, without the Executive’s written approval (other than may arise as a result of the Company ceasing to be a reporting company under the Exchange Act or ceasing to be listed on NASDAQ), or Executive is required, without his consent, to relocate his principal office to a location, or commence principally working out of another office located, more than 50 miles from the Company’s principal executive offices in Aurora, Illinois.

(i)        “Participate In” means the having of any direct or indirect interest in any Entity, whether as a partner, shareholder, member, operator, sole proprietor, agent, representative, independent contractor, consultant, franchiser, franchisee, joint venturer, owner or otherwise, or the rendering of any direct or indirect service or assistance to any Entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise); provided that the term “Participate In” shall not include the mere ownership of less than 5% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.

(j)          “Westell Companies” means the Company, all of its direct and indirect subsidiary companies, and any of them.

SECTION 7.	MISCELLANEOUS.

7.1     Resolution of Disputes. The federal and state courts sitting in Cook County Illinois shall be the exclusive venue for resolution of any disputes regarding this Agreement, Executive’s employment or the termination thereof. and each party hereby voluntarily submits to the personal jurisdiction of such courts for such purposes.

7.2     Waiver of Jury Trial. Each of parties hereto each waive their respective right to a trial by jury of any claim or cause of action based upon or arising out or related to this agreement in any action, proceeding or other litigation of any type brought by any of the parties against any other party or any affiliate of any other such party, whether with respect to contract claims, tort claims or otherwise. Each of parties hereto agree that any such claim or cause of action shall be tried by a court trial without a jury. Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this section as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement or any provision hereof. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.

7.3     Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties hereto with respect to the employment of Executive and supersede all prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

7.4     Assignment; Benefit. This Agreement is personal and may not be assigned by either party. Notwithstanding the foregoing, but subject to the provisions herein pertaining to the occurrence of a Change in Control and the consequences thereof, the Company may, from time to time, cause a purchaser of the business and assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company and the Operating Subsidiary would be required to perform it if no such assumption had taken place. In that event, such purchaser shall become primarily liable to Executive for payments hereunder, and the Company and the Operating Subsidiary shall be thereafter released from any further obligations under this Agreement.

7.5     Applicable Law. This Agreement shall be governed by applicable federal laws and, to the extent not inconsistent therewith or preempted thereby, the laws of the State of Illinois, without regard to the principles of conflicts of laws.

7.6     Code Section 409A Compliance. Notwithstanding any provision of this Agreement to the contrary:

(a)       If and to the extent any payment or benefits under this Agreement are otherwise subject to the requirements of Code Section 409A, the intent of the parties is that such payment and benefits shall comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted, and such payment and benefits shall be paid or provided under such other conditions determined by the Company that cause such payment and benefits, to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A. The Company and the Operating Subsidiary make no representation that any or all of the payments or benefits provided under this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payments or benefits. In no event whatsoever shall the Westell Companies be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)       A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following Executive’s termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)       Each severance payment payable to Executive under Section 3.3 or 3.4, as applicable, shall be treated as a separate and distinct “payment” for purposes of Code Section 409A. Accordingly, any such payments that would otherwise be payable (i) within 2-½ months after the end of the Company’s taxable year containing Executive’s employment termination date, or (ii) within 2-½ months after Executive’s taxable year containing Executive’s employment termination date, whichever occurs later (the “Short Term Deferral Period”), are exempt from Code Section 409A. Furthermore, any such payments paid after the Short Term Deferral Period are exempt from Code Section 409A as severance pay due to an involuntary separation from service to the extent that the sum of those payments is equal to or less than the maximum amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) (the “Involuntary Separation Amount”) because such payments are payable only upon Executive’s “involuntary” separation from service for purposes of Code Section 409A. Accordingly, the sum of (A) such payments that are paid within the Short Term Deferral Period and (B) such payments paid after the Short Term Deferral Period that do not exceed the Involuntary Separation Amount are exempt from Code Section 409A and, therefore, notwithstanding any provision of the Plan to the contrary, if Executive is a “specified employee” (as defined in Code Section 409A), only those payments that are not otherwise exempt from Code Section 409A under clause (A) and (B) above and that would otherwise have been payable in the first six (6) months following Executive’s termination of employment will not be paid to Executive until the date that is six months after the date of Executive’s termination of employment (or, if earlier, Executive’s date of death). Any such deferred payments will be paid in a lump sum; provided that no such actions shall reduce the amount of any payments otherwise payable to Executive under this Agreement. Thereafter, the remainder of any such payments shall be payable in accordance with Section 3.3 or 3.4, as applicable.

(d)       All expenses or other reimbursements to Executive under this Agreement, if any, shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive (provided that if any such reimbursements constitute taxable income to the Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

(e)       Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)        In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

(g)       To the extent required under Code Section 409A, (i) any reference herein to the term “Agreement” shall mean this Agreement and any other plan, agreement, method, program, or other arrangement, with which this Agreement is required to be aggregated under Code Section 409A., and (ii) any reference herein to the term “Company” and “Operating Subsidiary” shall mean the Company, the Operating Subsidiary, and all persons with whom the Company and the Operating Subsidiary would be considered a single employer under Code Section 414(b) or 414(c).

7.7     Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) if to Executive, when personally delivered, or (ii) if to either party when delivered by recognized overnight courier such as Federal Express or when mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office and to Executive at Executive’s principal residence as shown in the Company’s personnel records, provided that all notices to the Company shall be directed to the attention of the Board of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7.8     Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.9     Tax Effect. All payments or benefits provided hereunder shall be subject to deduction for applicable withholding. Executive acknowledges that he is responsible for payment of all income taxes in connection with any payment or benefit owed to Executive under this Agreement, and that either withholding from Executive’s compensation or payment to the Operating Subsidiary of such tax shall be due at such time as income is recognized.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of the date and year first above written.

Westell Technologies, Inc.

By: /s/ John Seazholtz

John Seazholtz, Chairman of the Board

Westell, Inc.

By: /s/ John Seazholtz

John Seazholtz, Chairman of the Board

/s/ Brian S. Cooper

Brian S. Cooper

EXHIBIT A

GENERAL RELEASE AGREEMENT

This General Release (“Agreement”) is entered into by _______________ (the “Executive”) In consideration of the promises set forth in the Employment Agreement dated April 14, 2009, Executive agrees and covenants as follows:

1.        Executive, hereby resigns from all board seats and officer positions with Westell Technologies, Inc. (the “Company”), Westell, Inc., an Illinois corporation and the wholly owned subsidiary of the Company (the “Operating Subsidiary”) and any other and any entity for which he has been so serving at the Company’s request.

2.        Executive hereby on behalf of himself and his heirs, executors, administrators, attorneys, successors and assigns, hereby remises, releases, forever discharges and covenants not to sue the Company, the Operating Subsidiary, any of their its subsidiaries, and their current and former shareholders, directors, officers, attorneys, agents, employees, successors and assigns (the “Released Parties”), with respect to all claims, suits, demands, actions or causes of action of any kind or nature whatsoever, whether the underlying facts are known or unknown, which Executive has had or now claims, pertaining to or arising out of Executive’s employment by the Company or the Operating Subsidiary or Executive’s separation from employment with the Company or the Operating Subsidiary, whether under any local, state or federal common law, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act), 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Equal Pay Act, and the Illinois Human Rights Act, and any tort, contract or quasi-contract claims, except as hereinafter stated, or to any Workers’ Compensation Act claim Executive may have.

Nothing herein shall however constitute a release by Executive of his rights under the Employment Agreement dated _______________, 2009 that arise in connection with termination without Cause or for Good Reason Following Change in Control (as defined therein), nor shall it release the Company from any indemnification obligations it may have under Delaware law or the Company’s certificate of incorporation or bylaws with respect to Executive’s role as an officer or director of the Company, the Operating Subsidiary from any indemnification obligations it may have under Illinois law or the Operating Subsidiary’s articles of incorporation or bylaws with respect to Executive’s role as an officer or director of the Operating Subsidiary, any rights under options that remain exercisable following termination, or any vested benefits under the Company’s or the Operating Subsidiary’s qualified benefit plans.

3.        Subject to the such time constraints and other limitations as may be imposed on Executive by his business and personal commitments and obligations, Executive agrees to cooperate fully in any investigation or other legal proceeding relating to the Company, the Operating Subsidiary or any of their subsidiaries with respect to any matter that arose during his employment with the Company, or that may involve matters within his knowledge. If any claims are asserted by the Company or any of the Released Parties against a third party (or by a third party against the Company or any of the Released Parties) regarding such a matter, Executive agrees to cooperate fully in the prosecution or defense of such claim by the Company and any of the Released Parties without additional charge other than reimbursement for out of pocket expenses.

4.        Executive represents that Executive has not filed any charges, suits, claims or complaints against the Released Parties with respect to claims released under Section 2, and agrees not to do so in the future with respect to any such claims.

5.        Executive understands and expressly acknowledges that he is not releasing or waiving any rights or claims that may arise after the date this Agreement is executed. Executive understands and expressly acknowledges that, in exchange for Executive’s entry into this Agreement, Executive is receiving consideration in addition to anything of value to which Executive is already entitled.

6.        Executive acknowledges that the Company has advised Executive to consult an attorney, at Executive’s expense, with respect to this Agreement. Executive further acknowledges that Executive has twenty-one (21) days from receipt of this Agreement to accept and sign this Agreement and that Executive has seven (7) days to revoke acceptance of this Agreement, including its waiver and release provisions after signing it. Notice of such revocation shall be provided to the attention of the vice president of Human Resources of the Company. Executive further acknowledges that Executive may waive the twenty-one day consideration period by requesting and executing a form for that purpose. The form may be requested from the vice president of Human Resources. This Agreement shall not become effective until the revocation period has expired.

7.        This Agreement is not, and shall not in any way be construed as, an admission by the Company that it has acted wrongfully with respect to Executive.

8.        Executive acknowledges that he has carefully read and fully understands all of the provisions of this Agreement, and that he is knowingly, voluntarily and willfully entering into this Agreement.

9.        Executive acknowledges that in executing this Agreement, Executive has not relied upon any representation by the Company that is not set forth in this Agreement or in the Employment Agreement.

10.     This Agreement shall be construed and enforced pursuant to the substantive laws of the State of Illinois.

PLEASE READ THIS AGREEMENT CAREFULLY.

IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS

__________________________________

Executive

Date: _____________________________

__________________________________

Witness Signature

__________________________________

Name of Witness (Printed)

__________________________________

(Street Address)

__________________________________

(City, State, Zip Code)